Exhibit 21.1

List of Subsidiaries of Satélites Mexicanos, S.A. de C.V.

Company(1)	Jurisdiction	Ownership Interest(2)		Main Activity

Enlaces Integra, S. de R. L. de C. V. (“Enlaces”)	Mexico	75.00%		Offers private networks for voice, video and data as well as other value-added satellite services to retailers financial institutions and other commercial, government, educational and non-profit organizations, primarily in Mexico.

HPS Corporativo, S. de R. L. de C. V.	Mexico	75.00	%(3)	Provides administrative services exclusively to Enlaces.

Alterna’TV Corporation	Delaware	100.00%		Vehicle to contract the procurement of the Satmex 7 satellite with a third party.

Alterna’TV International Corporation	Delaware	100.00%		Programming distribution services.

Satmex USA LLC	Delaware	100.00%		Holding company.

SMVS Administración, S. de R. L. de C. V.	Mexico	100.00%		Provides administrative services exclusively to Satmex.

SMVS Servicios Técnicos, S. de R. L. de C. V.	Mexico	100.00%		Provides operating services exclusively to Satmex.

Satmex do Brasil, Ltda.	Brazil	100.00%		Provides services exclusively to Satmex for the commercialization of Satmex 5 and Satmex 6 in Brazil.

(1)	Satmex Escrow, S.A. de C.V., was incorporated on March 8, 2011 solely to act as the issuer of the New Notes and was merged into Satmex on May 26, 2011.
(2)	Percentage of equity ownership owned by Satélites Mexicanos, S.A. de C.V. directly or indirectly through subsidiaries or affiliates.
(3)	HPS Corporativo, S. de R.L. de C.V. is owned 99.97% by Enlaces and 0.03% by SMVS Administración, S. de R. L. de C. V.